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EXHIBIT 10.34

PREFERRED ACCESS AGREEMENT

        THIS AGREEMENT is made this 1st day of November, 2004, effective March 1, 2004, between MAGNA INTERNATIONAL EUROPE AG, a stock corporation governed by the laws of Austria ("Magna") and FONTANA BETEILIGUNGS AG, a stock corporation governed by the laws of Austria ("Fontana").

WHEREAS:

A.
Fontana owns and operates the Fontana Sports golf course, tennis and fitness facility in Oberwaltersdorf, Austria ("Fontana Sports");

B.
The parent company of Magna maintains its European head office in Oberwaltersdorf, Austria, adjacent to Fontana Sports;

C.
Magna requires the use of both the golf course and the clubhouse, meeting, dining and other facilities of Fontana Sports from time to time for certain Magna-sponsored corporate and employee events, as well as for business development, marketing or other business purposes, all of which are automotive related; and

D.
Fontana wishes to make Fontana Sports available to Magna from time to time on the terms and conditions and in consideration of the fees provided for herein.

        NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.
Grant of Preferred Access

(a)
Magna shall have a right of access (the "Right of Access") to use, from time to time, the clubhouse, golf course, tennis facilities, meeting rooms, dining facilities and all other areas comprising part of Fontana Sports (collectively, "Facilities"), for corporate or employee events, without payment of any rent or other such usage fee, all upon the terms and conditions set out in this agreement.

(b)
Provided there is no unreasonable interference with the members of Fontana Sports, Magna's Right of Access may be exercised in preference and priority to all other users of the Facilities of Fontana Sports in a manner not less advantageous to Magna as experienced by Magna under its Right of Access under the existing access agreement which expired on March 1, 2004.

(c)
Magna may exercise its Right of Access to Fontana Sports by notifying Fontana in writing, in advance, of the intended dates, times and Facilities required, as well as reasonable details as to the tournament or other event intended to be held where applicable. Fontana shall promptly advise Magna in writing whether or not the required Facilities will be available when requested.

(d)
Magna agrees to use Fontana Sports and its Facilities, and to exercise its Right of Access, in the manner and subject to the terms and conditions contained in this agreement.

2.
Term

        The term of this agreement shall be deemed to have commenced on March 1, 2004 and shall terminate at 11:59 p.m. on December 31, 2014.

3.
Fees and Other Charges

        Magna covenants and agrees to pay to Fontana the following fees and other charges at the time or times hereinafter provided:

(a)
Annual Fee:    The sum of €2.5 million per annum (the "Annual Fee"), together with any applicable taxes, payable annually in advance during the term of this agreement, except that the Annual Fee for the period from March 1, 2004 to December 31, 2004, being €2.083 million, shall be paid in full on execution of this agreement.

(b)
Expenses:    Fontana's regular charges for all goods and services consumed pursuant to the Right of Access, with the sole exception of greens fees, golf cart rental fees and the goods and services provided pursuant to Section 4 (which are included in the Annual Fee).

(c)
Taxes:    An amount equal to all taxes (including VAT but excluding income taxes), licence fees, rates, duties, assessments and other fees payable by Fontana pursuant to any applicable law arising from Magna's use of the Facilities.

        Restaurant, pro shop and other goods and services shall be billed monthly by Fontana to Magna at Fontana's regular rates, without any discount or surcharge. All amounts due from Magna to Fontana hereunder, other than the Annual Fee, shall be paid within thirty (30) days of the date of any invoice delivered by Fontana to Magna.

4.
Services Supplied by Fontana

        In connection with any corporate or employee tournament or other event held by Magna at Fontana Sports, Fontana shall furnish to Magna, without charge, the services customarily provided by operators of comparable facilities for such events, but expressly excluding food and beverage services and pro shop purchases, which shall be billed at Fontana's regular rates for such goods and services.

5.
Representations, Warranties and Covenants

(a)
Magna hereby represents, warrants and covenants as follows and acknowledges that Fontana is relying upon the same in entering into this agreement:

(i)
Magna will not use or permit the use of Fontana Sports or its Facilities, nor do or permit anything to be done on or about Fontana Sports' premises or its Facilities, in violation in any material respect of any applicable laws or regulations;

(ii)
Magna will not use or permit the use of Fontana Sports or its Facilities, nor do or permit anything to be done on or about Fontana Sports' premises or its Facilities, which, in whole or in part, is detrimental in any material respect to the image or reputation of Fontana Sports, Fontana or Magna Entertainment Corp.;

(iii)
Magna shall comply in all material respects with those rules and regulations published from time to time by Fontana relating to the use of Fontana Sports and its Facilities by Fontana Sports members and others provided that they are not inconsistent with Magna's rights under this agreement;

(iv)
Magna will not use or permit anything to be done on or about Fontana Sports' premises or its Facilities which (i) would create a material risk, threat or danger to Fontana Sports or any part of its Facilities, the contents of any building thereon or to any person on or about Fontana Sports, or (ii) would constitute a material nuisance, including without limitation, the making or permitting of any unusually loud noise, or disrupt the members or other customers of Fontana Sports; and

(v)
the execution and delivery of this agreement have been authorized by the Board of Directors of Magna International Inc., the indirect parent of Magna, and this agreement has been validly executed and delivered by the proper managing directors of Magna.

(b)
Fontana hereby represents, warrants and covenants as follows and acknowledges that Magna is relying upon the same in entering into this agreement:

(i)
Fontana will maintain and operate the Fontana Sports' premises and Facilities in a first class condition consistent with their current state during the term of this agreement;

(ii)
this agreement has been validly executed and delivered by the proper managing directors of Fontana; and

(iii)
the execution and delivery of this agreement by the proper managing directors of Fontana have been authorized by the Board of Directors of Magna Entertainment Corp.

6.
Responsibility and Indemnity

(a)
Magna hereby assumes responsibility for the actions and conduct of all persons admitted to Fontana Sports or to any portion of its Facilities in connection with a Magna-sponsored tournament or other event with the consent or acquiescence of Magna or any person acting for or on behalf of Magna.

(b)
Magna agrees to indemnify and hold harmless each of Fontana, its directors, officers, employees, agents and any other person for whom Fontana is legally responsible, from and against any and all actions, claims, costs, damages, liabilities, or losses arising from or out of the use by Magna of Fontana Sports, or any portion of its Facilities, except for those actions, claims, costs, damages, liabilities, or losses arising from the negligence, wilful misconduct or unlawful act of such indemnified parties.

7.
Rights of First Refusal

        If, during the term of this agreement, Fontana proposes to sell Fontana Sports as a whole, or to sell the clubhouse and/or golf course separately, to an arm's length third party:

(a)
Fontana shall advise Magna in writing of the proposed sale and provide reasonable details as to the Facilities proposed to be sold. Magna shall advise Fontana in writing, within ten (10) business days of receipt of such written notice, whether Magna is interested in purchasing such Facilities. If Magna has so advised Fontana of its interest to purchase, Magna and Fontana shall negotiate in good faith the terms and conditions of such purchase. In the event a binding agreement is not reached between Magna and Fontana within sixty (60) days of Magna giving written notice of its interest in purchasing, Fontana shall be entitled to offer the Facilities which it proposes to sell to an arm's length third party at any time thereafter.

(b)
Fontana shall advise Magna in writing if it has agreed conditionally, or received an offer which it wishes to accept, to sell Fontana Sports as a whole, or the clubhouse and/or golf course, to an arm's length third party and provide reasonable details as to the identity of the proposed third party purchaser, the purchase price, the principal terms and conditions (including the proposed closing date), as well as a copy of any executed purchase agreement. Magna shall advise Fontana, in writing, within ten (10) business days of receipt of the purchase notice from Fontana, whether it wishes to purchase Fontana Sports or such Facilities, whereupon there shall be a binding agreement of purchase and sale between Magna and Fontana upon the same terms and conditions as with the proposed third party purchaser. If Magna fails to give written notice within the ten (10) business day time period, Magna shall be deemed to have waived its right of first refusal and Fontana shall be entitled to proceed with the sale to the third party purchaser at the purchase price and on substantially the same terms and conditions delivered to Magna. In the event the sale to the third party does not close within one hundred and twenty (120) days of Magna's receipt of the purchase notice, Fontana shall be required to comply again with the terms and conditions of this section before effecting a sale of Fontana Sports or such Facilities to an arm's length third party.

8.
General

(a)
It is understood and agreed that Fontana shall cause this agreement to be assumed by and be binding on any purchaser of Fontana Sports (including the Facilities) from Fontana.

(b)
This agreement shall be governed by and construed in accordance with the laws of Austria and the parties hereto hereby irrevocably attorn to the jurisdiction of Austrian courts.

(c)
This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

(d)
This agreement may be executed in any number of counterparts and may be executed by facsimile copy. Each executed counterpart shall be deemed to be an original; all executed counterparts taken together shall constitute one agreement.

        IN WITNESS WHEREOF the parties have duly executed this agreement as of the date first written above.

FONTANA BETEILIGUNGS AG
By:
Wolfgang Breitfu
By:
Manfred Rottensteiner
MAGNA INTERNATIONAL EUROPE AG
By:
Siegfried Wolf
By:
Peter Koob
By:
Michael D. Harris Director and Chairman, Special Committee

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PREFERRED ACCESS AGREEMENT